Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK OF MERCER BANCORP

Unless otherwise indicated or the context otherwise requires, references in this Exhibit 4.2 to “Mercer Bancorp,” the “Company,” “we, “us” and “our” refer collectively to Mercer Bancorp, Inc. and Mercer Savings Bank, or to either of those entities, depending on the context. The summary information provided in this Exhibit 4.2 is qualified in its entirety by reference to the articles of incorporation and bylaws of Mercer Bancorp and the full text of any laws, regulations and policies herein described.

General

Mercer Bancorp is authorized to issue 9,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All of our outstanding shares of common stock are duly authorized, fully paid and nonassessable.

Common Stock

Dividends. Mercer Bancorp can pay dividends on its common stock, subject to compliance with certain restrictions imposed by state and federal laws, if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of our common stock are entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available therefor. If Mercer Bancorp issues shares of preferred stock, the holders of our preferred stock may have priority over the holders of our common stock with respect to dividends.

Voting Rights. The holders of our common stock have exclusive voting rights in Mercer Bancorp. They elect our board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Amendments to the articles of incorporation generally require a two-thirds vote, and certain other amendments require an 80% stockholder vote. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. However, any person who beneficially owns more than 10% of the outstanding shares of Mercer Bancorp’s common stock is not permitted to vote any shares of common stock held in excess of the 10% limit. If we issue preferred stock, holders of our preferred stock may also possess voting rights.

Liquidation. In the event of liquidation, dissolution or winding up of Mercer Bancorp, the holders of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Mercer Bancorp available for distribution. If we issue preferred stock, the holders thereof may have priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights; Redemption. Holders of Mercer Bancorp common stock are not entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption.

Preferred Stock

None of the Company’s authorized shares of preferred stock have been issued. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Exclusive Forum Provision

Our articles of incorporation provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Mercer Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Mercer Bancorp to Mercer Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision may limit a stockholder’s ability to bring a claim in its preferred judicial forum for disputes with Mercer Bancorp and its directors, officers, and other employees. This exclusive forum provision does not apply to claims arising under the federal securities laws.

Maryland Law and Mercer Bancorp’s Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws, as well as Maryland law, contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult.

Directors. Our board of directors is divided into three classes. The members of each class are elected for a term of three years, and only one class of directors is elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Mercer Savings Bank, restrictions based on prior legal or regulatory violations, and a residency requirement. Further, our bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. Our articles of incorporation provide that the board of directors, when evaluating a transaction that would or may involve a change in control of Mercer Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Mercer Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, financial aspects of the proposed transaction, the effect of the transaction on employees, customers and the local community, the reputation and business practices of the other party involved in the proposed transaction, and antitrust or other legal issues raised by the transaction. If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. Our bylaws provide that special meetings of stockholders can be called by only the President, Chief Executive Officer or Chairperson of the board of directors, a majority of the total number of directors that Mercer Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event is any person who beneficially owns more than 10% of the then-outstanding shares of common stock permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit will not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Mercer Bancorp at least 90 days before and not earlier than 100 days before the anniversary date of the previous year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to Mercer Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made or mailed to stockholders.

Authorized but Unissued Shares. We have authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 1,000,000 shares of serial preferred stock. Mercer Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Mercer Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Mercer Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Mercer Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Mercer Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions, including, among others, the 10% limitation on stockholder voting rights, the division of our board of directors into three classes, the provisions permitting removal of directors, provisions regarding indemnification and limitation of liability of directors and officers of Mercer Bancorp, and the authority of the board to provide for the issuance of preferred stock.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that Mercer Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” (which may include mergers, consolidations, statutory share exchanges or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications of equity securities) between a Maryland corporation and an “interested stockholder” (as defined in Maryland law) or their affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person will not be considered an “interested stockholder” under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price (as set forth under Maryland law) for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

The mutual-to-stock conversion of Mercer Savings Bank and the establishment of Mercer Bancorp as the holding company for Mercer Savings Bank were completed on July 26, 2023. Without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Laws and Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company such as Mercer Bancorp unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the Change in Bank Control Act and applicable regulations, means ownership, control of or the power, to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as is the case with Mercer Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations separately provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board. Control, as defined under the Bank Holding Company Act and Federal Reserve Board regulations, means ownership, control or power to vote 25% or more of any class of voting stock, control in any manner over the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to exercise, directly or indirectly, a controlling influence over the management or policies of the company. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. The Federal Reserve Board adopted a final rule, effective September 30, 2020, that revised its framework for determining whether a company has a “controlling influence” over a bank holding company for that purpose. The rule applies to questions of control under the Bank Holding Company Act but does not extend to the Change in Bank Control Act. Relevant factors concerning when a company exercises a controlling influence over a bank or bank holding company include the company’s voting and nonvoting equity investment in the bank or bank holding company, director, officer and employee overlap and the scope of business relationships between the company and bank or bank holding company.